HEALTHIER CHOICES MANAGEMENT PROVIDES UPDATE ON RECENT CONVERSIONS OF ITS SERIES C PREFERRED STOCK

Healthier Choices Management Corp. (the “Company”) wishes to provide an update on the conversions of its Series C Convertible Preferred Stock (the “Series C Stock”) and other recent stock issuances.

As per the Company’s previous filings, on August 16, 2018, the Company entered into Warrant Exchange Agreements with certain holders of its Series A Warrants to exchange 46,048,318 Series A Warrants for 20,722 shares of Series B Stock.  The Series A Warrants acquired by the Company in that exchange represented approximately 92% of the outstanding Series A Warrants and would have been convertible into 460,483,180,000 shares of Company common stock if exercised as of the date of the Warrant Exchange Agreements. This exchange reduced the amount of common stock to be converted from the Series A Warrants from 460,483,180,000 to 207,220,000,000 – an approximate 45% savings in dilution for the company and its common stock shareholders.

As further disclosed in previous filings, on September 25, 2020, the Company agreed to issue 20,150 Shares of the Series C Stock pursuant to Exchange Agreements with holders of its Series B Stock in exchange for all of the outstanding Series B Stock, none of which had previously been converted to common stock.

Since the issuance of 20,150 shares of Series C Stock, 19,234 shares have been converted into common stock, leaving only 916 shares of Series C Stock left for conversion.  Approximately 95% of the Series C Stock has now been converted and cancelled.

In addition, since September 30, 2020, 625,000,000 stock options of the Company have been exercised into common stock.  Finally, 2,250,000,000 shares of restricted stock has been issued pursuant to contractual agreements with the Company’s officers and directors.

The current outstanding share count of the Company’s common stock as of March 2, 2021 is 300,334,508,856.

About Healthier Choices Management Corp.

Healthier Choices Management Corp. (www.healthiercmc.com) is a holding company focused on providing consumers with healthier daily choices with respect to nutrition and other lifestyle alternatives. Through its wholly owned subsidiary HCMC Intellectual Property Holdings, LLC, the Company manages and intends to expand on its intellectual property portfolio. The Company currently operates nine retail vape stores in the Southeast region of the United States, through which it offers e-liquids, vaporizers and related products. The Company also operates Ada’s Natural Market, a natural and organic grocery store, through its wholly owned subsidiary Healthy Choice Markets, Inc. and Paradise Health and Nutrition, stores that offer fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, health & beauty products and natural household items through its wholly owned subsidiary Healthy Choice Markets 2, LLC. The Company also sells vitamins and supplements on the Amazon.com marketplace through its wholly owned subsidiary Healthy U Wholesale, Inc. The Company markets its Q-Cup™ technology under the vape segment. This patented technology is based on a small, quartz cup called the Q-Cup™, which a customer can purchase already filled by a third party in some regions, or can partially fill themselves with either cannabis or CBD concentrate (approximately 50mg), also purchased from a third party. The Q-Cup™ can then be inserted into the patented Q-Unit™, which heats the cup from the outside without coming in direct contact with the solid concentrate. This Q-Cup™ and Q-Unit™ technology provides significantly more efficiency and an “on the go” solution for consumers who prefer to vape concentrates either medicinally or recreationally. The Q-Cup™ can also be used in other devices as a convenient micro-dosing system.

Forward Looking Statements.

This press release contains forward looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Additional written or oral forward looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission (SEC) or otherwise. Statements contained in this press release that are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are based on management's estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Forward looking statements may include, but are not limited to, projections or estimates of revenue, income or loss, exit costs, cash flow needs and capital expenditures, statements regarding future operations, expansion or restructuring plans, including our recent exit from and winding down of our wholesale distribution operations. In addition, when used in this release, the words "anticipates," "believes," "estimates," "expects," "intends," and "plans" and variations thereof and similar expressions are intended to identify forward looking statements.

Factors that may affect our future results of operations and financial condition include, but are not limited to, fluctuations in demand for our products, the introduction of new products, our ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of our liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in our filings with the SEC.

Contact Information:
Healthier Choices Management Corp.
3800 North 28th Way, #1
Hollywood, FL 33020
Office: 305-600-5004 / Fax: 954-272-7773